UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2011

ZYGO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Laurel Brook Road, Middlefield, CT	06455-0448

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 347-8506

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          1. Employment Agreement with John P. Jordan. On February 17, 2011, Zygo Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with John P. Jordan.

          Pursuant to the Employment Agreement, Mr. Jordan is employed as Vice President and Chief Financial Officer of the Company. The Employment Agreement has a term that began on February 17, 2011, and will, unless sooner terminated, continue through February 17, 2014, with automatic one-year renewals unless either party gives written notice of non-renewal to the other at least thirty days prior to the expiration of the then current initial or renewal term. Mr. Jordan will receive a base salary of $260,000 per year, subject to review at the start of each fiscal year in accordance with the Company’s annual review of executive compensation. In addition, with respect to each fiscal year of the Company, Mr. Jordan will be entitled to receive a target bonus of up to 50% of his base salary in accordance with the Company’s Management Incentive Plan. The bonus for the 2011 fiscal year will be prorated with respect to his actual base earning for the fiscal year. The Employment Agreement also provides for an initial equity award consisting of options to purchase 50,000 shares of common stock of the Company at an exercise price of $16.20 per share. See Item 5.02(e) below for a description of the stock option agreement for this initial equity award. Mr. Jordan will be eligible to participate in the Company’s benefit plans covering other senior executives, will be entitled to three weeks of paid vacation in each calendar year and reimbursement of reasonable business expenses. Mr. Jordan will also be entitled to enter a Change of Control Agreement, as adopted and approved by the Company’s Board of Directors.

          If the Employment Agreement is terminated before the end of the initial or a renewal term by the Company without Cause (as defined in the Employment Agreement) or by Mr. Jordan for Good Reason (as defined in the Employment Agreement), then, in addition to previously earned and unpaid salary, bonus and benefits, and subject to the execution and delivery of a general release and continuing compliance with non-compete, non-solicitation and other restrictive covenants, Mr. Jordan will be entitled to receive up to twelve months of compensation at the annual base salary then in effect at the time of the termination.

          A copy of the Employment Agreement is set forth in Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          5.02 (c) Effective on February 17, 2011, the Company appointed John P. Jordan as its Vice President and Chief Financial Officer, pursuant to the Employment Agreement (see Item 1.01(1) above, which is incorporated herein by reference). Mr. Jordan, 65, served as Vice President, Chief Financial Officer and Treasurer of Baldwin Technology Company, Inc., a publicly-traded global manufacturer of printing press accessories and controls for the newspaper publishing and commercial printing industries. Prior to joining Baldwin, Mr. Jordan served for over nine years as Treasurer and Vice-President of Paxar Corporation, a publicly-traded global manufacturer of apparel identification products, bar code identification machinery and supplies. Mr. Jordan, who earned his BSBA in accounting at the University of Florida and is a Certified Public Accountant, began his business career with Arthur Andersen & Co.

          5.02 (e) The description of the Company’s compensatory arrangements contained in the Employment Agreement with Mr. Jordan, set forth in Item 1.01(1) above, is incorporated herein by reference. In addition, as noted in Item 1.01(1), on February 17, 2011, in accordance with the Employment Agreement, Mr. Jordan received an equity award (the “Equity Award”) consisting of an option to purchase 50,000 shares of Company common stock for a purchase price per share of $16.20. The Equity Award is governed by the Company’s 2002 Equity Incentive Plan.

Item 8.01 Other Events

On February, 17 2011 Zygo Corporation issued a press release announcing Press Release, dated February 17, 2011, announcing the appointment of John P. Jordon as Vice President and Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of February 17, 2011, by and between Zygo Corporation and John P. Jordan.

99.1	Press Release, dated February 17, 2011, issued by Zygo Corporation announcing the appointment of John P. Jordon as Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: February 22, 2010	By:	/s/ John A. Tomich

Name: John A. Tomich
Title: Vice President, Secretary and
General Counsel

EXHIBIT INDEX

10.1	Employment Agreement, dated as of February 17, 2011, by and between Zygo Corporation and John P. Jordan.

99.1	Press Release, dated February 17, 2011, issued by Zygo Corporation announcing the appointment of John P. Jordon as Vice President and Chief Financial Officer.